EXHIBIT 2.1


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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             MODERN CONTROLS, INC.,

                         MOCON ACQUISITION CORPORATION,

                                       AND

                              LAB CONNECTIONS, INC.



                                NOVEMBER 20, 1998

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                                TABLE OF CONTENTS

                                                                            PAGE
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1.  THE MERGER.................................................................2
    1.1 The Merger; Surviving Corporation......................................2
    1.2 Effective Time.........................................................2
    1.3 Closing................................................................3
    1.4 Conversion of Shares...................................................3
    1.5 Merger Consideration; Payment and Adjustment...........................4
    1.6 Post-Closing Adjustment................................................5
    1.7 Surrender of LCI Stock Certificates....................................6
    1.8 Dissenting Shares......................................................8
    1.9 Stock Options..........................................................8
    1.10 Articles of Incorporation.............................................8
    1.11 Bylaws................................................................8
    1.12 Directors and Officers................................................8
    1.13 Shareholder Representatives...........................................8

2.  REPRESENTATIONS AND WARRANTIES OF THE PARENT...............................9
    2.1 Organization...........................................................9
    2.2 Authority and Validity of Agreement....................................9
    2.3 Consents and Approvals................................................10
    2.4 Capitalization........................................................10
    2.5 Commission Reports....................................................10
    2.6 No Brokers or Finders.................................................10
    2.7 Non-Contravention.....................................................11
    2.8 Parent Common Stock...................................................11

3.  REPRESENTATIONS AND WARRANTIES OF LCI.....................................11
    3.1 LCI Disclosure Schedule...............................................11
    3.2 Corporate Organization................................................11
    3.3 Capitalization........................................................12
    3.4 Authorization.........................................................12
    3.5 Non-Contravention.....................................................12
    3.6 Consents and Approvals................................................13
    3.7 Financial Statements..................................................13
    3.8 Loss Contingencies; Other Non-Accrued Liabilities.....................13
    3.9 Investigations; Litigation............................................14
    3.10 Absence of Certain Changes...........................................14
    3.11 Title to Property; Condition.........................................15
    3.12 Inventories..........................................................15
    3.13 Receivables and Payables.............................................15
    3.14 Tax Returns..........................................................16
    3.15 Insurance............................................................17
    3.16 Benefit Plans........................................................17
    3.17 Bank Accounts; Powers of Attorney....................................19
    3.18 Contracts and Commitments; No Default................................19
    3.19 Orders, Commitments and Returns......................................20
    3.20 Labor Matters........................................................21
    3.21 Dealers and Suppliers................................................21
    3.22 Licenses and Other Operating Rights..................................21


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    3.23 Compliance with Law..................................................21
    3.24 Intellectual Property Rights.........................................22
    3.25 Hazardous Substances and Hazardous Wastes............................22
    3.26 SBIR Grants..........................................................23
    3.27 Brokers..............................................................23
    3.28 Accuracy of Information..............................................23

4.  COVENANTS.................................................................23
    4.1 LCI'S Agreements as to Specified Matters..............................23
    4.2 Conduct of LCI's Business.............................................25
    4.3 No Solicitation of Alternate Transaction..............................25
    4.4 Full Access to Parent.................................................25
    4.5 Confidentiality.......................................................25
    4.6 Consummation; Consents; Removal of Objections.........................26
    4.7 Further Assurances; Cooperation; Notification.........................26
    4.8 Supplements to LCI Disclosure Schedule................................26
    4.9 Public Announcements..................................................27
    4.10 Restrictive Legend...................................................27
    4.11 Maintenance of and Access to Books and Records.......................27
    4.12 LCI Shareholder Agreements...........................................27
    4.13 Amendments to Change in Control/Employment Agreements................28

5.  CONDITIONS TO OBLIGATION OF PARENT AND MOCON ACQUISITION SUB..............28
    5.1 Representations and Warranties True...................................28
    5.2 Performance...........................................................28
    5.3 Required Approvals and Consents.......................................29
    5.4 Adverse Changes.......................................................29
    5.5 No Proceeding or Litigation...........................................29
    5.6 Opinion of Counsel for LCI............................................29
    5.7 Legislation...........................................................29
    5.8 Acceptance by Counsel to the Parent...................................29
    5.9 Certificates..........................................................29
    5.10 Employment and Non-Competition Agreements............................30
    5.11 LCI Shareholder Agreements...........................................30
    5.12 Escrow Agreement.....................................................30
    5.13 Amendments to Change in Control/Employment Agreements................30

6.  CONDITIONS TO THE OBLIGATION OF LCI AND THE LCI SHAREHOLDERS..............30
    6.1 Representations and Warranties True...................................30
    6.2 Performance...........................................................30
    6.3 Required Approvals and Consents.......................................30
    6.4 No Proceeding or Litigation...........................................31
    6.5 Certificates..........................................................31
    6.6 Opinions of Parent Counsel............................................31
    6.7 Acceptance by Counsel to LCI..........................................31
    6.8 Employment and Non-Competition Agreements.............................31
    6.9 Adverse Changes.......................................................31
    6.10 Legislation..........................................................31
    6.11 Escrow Agreement.....................................................31
    6.12 Amendments to Change in Control/Employment Agreements................32
    6.13 Grants of Options to Purchase Parent Common Stock....................32

7.  TERMINATION AND ABANDONMENT...............................................32
    7.1 Methods of Termination................................................32


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    7.2 Procedure Upon Termination............................................32

8.  SURVIVAL AND INDEMNIFICATION..............................................33
    8.1 Survival..............................................................33
    8.2 Indemnification by the Parent.........................................33
    8.3 Indemnification by the LCI Shareholders...............................33
    8.4 Limitation on Indemnification.........................................33
    8.5 Claims for Indemnification............................................33

9.  MISCELLANEOUS PROVISIONS..................................................35
    9.1 Expenses..............................................................35
    9.2 Amendment and Modification............................................35
    9.3 Waiver of Compliance; Consents........................................35
    9.4 No Third Party Beneficiaries..........................................35
    9.5 Notices...............................................................35
    9.6 Assignment............................................................36
    9.7 Governing Law.........................................................37
    9.8 Counterparts..........................................................37
    9.9 Headings..............................................................37
    9.10 Entire Agreement.....................................................37
    9.11 Injunctive Relief....................................................37
    9.12 Arbitration..........................................................38
    9.13 Attorneys Fees.......................................................38
    9.14 Knowledge of LCI.....................................................38

10. REGISTRATION RIGHTS.......................................................38
    10.1 Registration.........................................................38
    10.2 Registration Expenses................................................40


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EXHIBITS

Exhibit 1.1        Articles of Merger - MOCON Acquisition Sub into LCI
Exhibit 1.5(b)     Escrow Agreement
Exhibit 1.12       List of Directors and Officers of Surviving Corporation
Exhibit 3.1        LCI Disclosure Schedule
Exhibit 3.7        Financial Statements of LCI
Exhibit 5.6        Form of Opinion of Counsel for LCI
Exhibit 5.10       Form of Employment and Non-Competition Agreements
Exhibit 6.6        Form of Opinion of Counsel for the Parent and MOCON
                    Acquisition Sub
Exhibit 6.13       Grants of Options to Purchase Parent Common Stock

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                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER, dated as of November 20, 1998 (the "Agreement"), is by and among MODERN CONTROLS, INC., a Minnesota corporation (the "Parent") MOCON ACQUISITION CORPORATION, a Minnesota corporation and a wholly owned subsidiary of the Parent ("MOCON Acquisition Sub"), and LAB CONNECTIONS, INC., a Massachusetts corporation ("LCI").

         A. WHEREAS, the Boards of Directors of Parent, MOCON Acquisition Sub and LCI each have approved the merger of LCI with and into MOCON Acquisition Sub, upon the terms and subject to the conditions set forth herein (the "Merger") and deem it advisable and in the best interests of their respective shareholders that the foregoing merger be consummated, and

         B. WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and

         C. WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

         NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:

1.       THE MERGER.

         1.1      The Merger; Surviving Corporation.

         Subject to the terms and conditions of this Agreement and the articles of merger attached hereto as Exhibit 1.1, to be filed in the Commonwealth of Massachusetts and the State of Minnesota (collectively, the "Plan of Merger"), at the Effective Time (as defined in Section 1.2 hereof), LCI will be merged with and into MOCON Acquisition Sub, in accordance with the applicable provisions of the Minnesota Business Corporation Act (the "MBCA") and the Business Corporation Law of the Commonwealth of Massachusetts (the "MBCL"), whereupon the separate existence of LCI will cease and MOCON Acquisition Sub will continue as the surviving corporation (the "Surviving Corporation"). From and after the Effective Time, the Surviving Corporation will possess all of the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of LCI and MOCON Acquisition Sub, all as more fully described in the MBCA.

         1.2      Effective Time.

         Simultaneously with or immediately after the Closing, the parties hereto will effect the Merger by filing the required number of originals of the articles of merger (substantially in the form provided for in the Plan of Merger) in accordance with the applicable provisions of the MBCA and the MBCL (the "Articles of Merger"). The Merger will become effective at the time of the later of such filings, and the time when the Merger becomes effective is referred to as the "Effective Time"


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         1.3      Closing.

         Unless this Agreement has been terminated and the transactions contemplated herein have been abandoned pursuant to Article 7 hereof, a Closing (the "Closing") will be held on December 7, 1998 or on such later date as the parties may agree in writing (the "Closing Date"); provided, however, that if any of the conditions provided for in Articles 5 and 6 hereof have not been satisfied or waived by such date, the party to this Agreement that is unable to satisfy such condition or conditions, despite the good faith reasonable efforts of such party, will be entitled to postpone the Closing by notice to the other parties until such condition or conditions have been satisfied (which such notifying party will seek to cause to happen at the earliest practicable date, but in no event beyond Dec. 31, 1998). The Closing will be held at the offices of Oppenheimer Wolff & Donnelly LLP, 45 South Seventh Street, Minneapolis, Minnesota 55401, or such other place as the parties may agree, at 1:00 p.m., local time or such other time as the parties may agree, at which time and place the documents and instruments necessary or appropriate to effect the transactions contemplated herein will be exchanged by the parties. Except as otherwise provided herein, all actions taken at the Closing will be deemed to be taken simultaneously.

         1.4      Conversion of Shares.

         At the Effective Time:

                  (a) Each share of Series A Convertible Participating Preferred stock of LCI (the "LCI Preferred Stock") issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a pro rata portion of (i) the first $472,035.40 (the "Initial Preferred Consideration") of the Cash Consideration (as defined in Section 1.5(b) hereof), plus (ii) 24.67% (the "Additional Preferred Consideration" and, together with the Initial Preferred Consideration, the "Preferred Consideration") of the balance of the Merger Consideration (as defined in Section 1.5(a) hereof); provided, however, that each share of Parent Common Stock to be issued as Stock Consideration (as defined in Section 1.5(a) hereof) shall, only for the purpose of this calculation, have a value equal to the greater of the (A) Reference Market Value or (B) $5.00; and provided further, however, that all of the Additional Preferred Consideration shall be paid in cash from the Cash Consideration unless the Cash Consideration shall not be sufficient to pay the entire Preferred Consideration, in which case all of the cash consideration shall be paid to the LCI Preferred Shareholders and any remaining Preferred Consideration shall be paid in Stock Consideration. Each LCI Preferred Shareholder's pro rata portion shall be calculated based on the proportion that one share of LCI Preferred Stock bears to the total number of shares of LCI Preferred Stock issued and outstanding at the Effective Time. For purposes of this Section 1.4(a), the "Reference Market Value" of a share of Parent Common Stock shall mean the average closing sale price (in thousandths) on the Nasdaq National Market of the Parent Common Stock as reported in THE WALL STREET JOURNAL for the 20 trading days ending on the second trading day prior to the Effective Time. Holders of LCI Preferred Stock of record at the Effective Time are referred to herein as the "LCI Preferred Shareholders."

                  (b) Each share of common stock of LCI, $.01 par value (the "LCI Common Stock"), issued and outstanding immediately prior thereto (except for Dissenting Shares) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a pro rata portion of the portion of the Merger Consideration remaining after the payment of the Preferred Consideration (the "Common Consideration"). The Common Consideration will be paid in the form of either Stock Consideration or Cash Consideration, or both, to the extent


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         available. Each LCI Common Shareholder's pro rata portion shall be calculated based on the proportion that one share of LCI Common Stock bears to the total number of shares of LCI Common Stock issued and outstanding at the Effective Time. Holders of LCI Common Stock of record at the Effective Time are referred to as the "LCI Common Shareholders."

                  (c) Each share of the common stock of MOCON Acquisition Sub, $0.01 par value (the "Sub Common Stock"), issued and outstanding immediately prior thereto will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of the common stock of the Surviving Corporation, $0.01 par value (the "Surviving Corporation Common Stock").

                  (d) The LCI Common Shareholders and the LCI Preferred Shareholders (collectively, the "LCI Shareholders") will cease to have any rights as shareholders of LCI, except such rights, if any, as they may have pursuant to the MBCA or the MBCL. Except as provided above, until certificates representing shares of LCI Common Stock and LCI Preferred Stock (collectively, the "LCI Capital Stock") are surrendered in exchange for the Merger Consideration (as defined in Section 1.6 hereof), each such certificate will, after the Effective Time, represent for all purposes only the right to receive the Merger Consideration as provided herein.

         1.5      Merger Consideration; Payment and Adjustment.

                  (a) Merger Consideration. The aggregate consideration (the "Merger Consideration") payable to the LCI Shareholders upon consummation of the Merger and the surrender of all of the issued and outstanding shares of LCI Common Stock will be equal to the following:
         (i) 175,000 shares (the "Stock Consideration") of the common stock of the Parent, $0.10 par value (the "Parent Common Stock"); and (ii) One Million Seventy-One Thousand Eight Hundred Seventy-Five Dollars ($1,071,875) (the "Cash Consideration"). Such Merger Consideration shall be payable to the LCI Shareholders in the manner set forth in
         Section 1.4 hereof. Each share of Parent Common Stock constituting a portion of the Merger Consideration will be fully paid and nonassessable and will be deemed "restricted securities," as defined in Rule 144 promulgated by the Securities and Exchange Commission (the "Commission").

                  (b) Retained Consideration. Notwithstanding the Merger Consideration that would otherwise be payable to the LCI Shareholders, the Parent shall be entitled to retain five percent (5%) of the total number of shares of Parent Common Stock comprising the Stock Consideration and five percent (5%) of the total dollar amount of the Cash Consideration to offset any claims made by the Parent in connection with any post-closing adjustment pursuant to Section 1.6 hereof or any indemnification pursuant to Article 8 hereof. Such portion of the Merger Consideration to be retained by the Parent (the "Retained Consideration") shall be deposited into a third party escrow account pursuant to an escrow agreement substantially in the form attached hereto as Exhibit 1.5(b) (the "Escrow Agreement") by and among the Parent, LCI and the Escrow Agent (defined therein). The Parent's right to retain the Retained Consideration shall continue for six months after the Effective Time (the "Escrow Period"). Any portion of the Retained Consideration that has not been used to offset any such post-closing adjustment or indemnification claims as of such date shall be distributed to the LCI Shareholders in accordance with Section 1.7(b) hereof. Nothing in this Section 1.5(b) shall in any way limit the Parent's rights to indemnification under Article 8 hereof or any other rights of the Parent at law or in equity.


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         1.6      Post-Closing Adjustment.

         The Merger Consideration that would otherwise be payable in connection with the Merger will be subject to reduction as follows:

                  (a) As soon as practicable, but in no event later than 60 days following the Closing Date, the Parent shall deliver to the Shareholder Representatives (as defined in Section 1.13 hereof) an audited balance sheet of LCI as of the close of business on the Closing Date (the "Closing Balance Sheet") accompanied by a report from the Parent's independent certified public accountants. The Closing Balance Sheet will be prepared in conformity with U.S. generally accepted accounting principles ("GAAP") applied on a basis consistent with the Audited Financial Statements and the Latest Balance Sheet (as such terms are defined in Section 3.7 hereof), including without limitation the same principles and methodologies with respect to allowances and reserves as applied in connection with the Audited Financial Statements and the Latest Balance Sheet.

                  (b) After receipt of the Closing Balance Sheet, the Shareholder Representatives shall have 15 days to review it and shall have full access to all relevant books and records and employees of LCI and the Parent's accountants to the extent required to complete their review of the Closing Balance Sheet, including the accountant's work papers used in preparation thereof. Unless the Shareholder Representatives deliver written notice to the Parent on or prior to the 15th day after receipt of the Closing Balance Sheet specifying in reasonable detail all disputed items and the basis therefore, the parties shall be deemed to have accepted and agreed to the Closing Balance Sheet. If such Shareholder Representatives so notify the Parent of an objection to the Closing Balance Sheet, the parties shall, within 30 days following the date of such notice (the "Resolution Period"), attempt to resolve their differences, and any resolution by them as to any disputed amount shall be final, binding, conclusive and nonappealable, provided that, unless otherwise specifically agreed to by the parties, no agreement by the parties hereto as to the Final Closing Balance Sheet (as defined in Section 1.6(c) hereof) shall prevent either party from making any claims under Article 8 hereof.

                  (c) If at the conclusion of the Resolution Period such parties have not reached an agreement on the objections, all amounts remaining in dispute may, at the election of either party, be submitted to the Boston, Massachusetts or Minneapolis, Minnesota office of a "Big Five" accounting firm or another nationally recognized accounting firm not otherwise engaged by either party (the "Neutral Auditor"), and such parties agree to execute, if requested by the Neutral Auditor, a reasonable engagement letter. One-half of the fees and expenses relating to the work, if any, to be performed by the Neutral Auditor shall be borne by the LCI Shareholders, on the one hand, and the remaining half by the Parent, on the other hand, unless the Neutral Auditor finds one party acted in bad faith, in which case such party shall pay all such fees and expenses. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Neutral Auditor shall be borne by the party incurring such cost and expense. The Neutral Auditor shall act as an arbitrator to determine, based solely on the presentations by the parties and not by independent review, only those issues still in dispute. The Neutral Auditor's determination shall be made within 30 days of its engagement (which engagement shall be made no later than five days after an election by either party to submit the objections to the Neutral Auditor) or as soon thereafter as possible, shall be set forth in a written statement and shall be final, binding, conclusive and nonappealable, provided that neither the Neutral Auditor's determination of the Final Closing


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         Balance Sheet, nor, unless otherwise specifically agreed to by the parties, any agreement by the parties as to the Final Closing Balance Sheet shall prevent any party from making any claims under Article 8 hereof, except as such claims may relate solely to the Final Closing Balance Sheet. The term "Final Closing Balance Sheet" shall mean the definitive Closing Balance Sheet agreed to by the parties in accordance with Section 1.6(b) hereof or, in addition to those items agreed to by the parties, as determined by the Neutral Auditor in accordance with this Section 1.6(c).

                  (d) The Parent shall take a physical count of LCI's inventory on the Closing Date observed by the Parent's accountants and LCI's accountants and/or its representatives. For purposes of the Closing Balance Sheet, the inventory shall only include finished goods, work in process, raw and packaging materials and spare and replacement parts that (i) meet LCI's specifications and industry standards applicable to such inventory, and (ii) are usable or salable in the ordinary course of LCI's business.

                  (e) To the extent that the LCI's Closing Net Assets (defined as the book value of LCI's total assets less the book value of LCI's total liabilities, in each case as reflected on the Final Closing Balance Sheet) are less than $600,000, a "Deficiency" shall be deemed to exist. In such event, the shares of Parent Common Stock and cash comprising the Retained Consideration shall be reduced on a dollar-for-dollar basis to the extent of such Deficiency up to the maximum amount of the Retained Consideration. For purposes of calculating this reduction, the cash and shares of Parent Common Stock shall be reduced in equal amounts, with the shares of Parent Common Stock having a value at all times that shall be deemed to be equal to $6.125 per share.

         1.7      Surrender of LCI Stock Certificates.

                  (a) After the Effective Time, each holder of an outstanding certificate (other than Dissenting Shares, if any, as defined in Section 1.8 hereof) that at the Effective Time represented shares of LCI Capital Stock shall be entitled, upon surrender thereof to the Parent or such other entity acting as exchange agent for the LCI Capital Stock, to receive in exchange therefor a certificate or certificates representing the number of whole shares of Parent Common Stock into which such shares shall have been converted, in such denominations and registered in such names as such holder may request, and the dollar amount of cash into which such shares shall have been converted, in each case as provided in Section 1.4 hereof and other than the portion attributable to the Retained Consideration. Each holder of shares of LCI Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock will, upon surrender thereof, be paid an amount in cash in accordance with the provisions of
         Section 1.7(d) hereof. Until so surrendered, each outstanding certificate that, prior to the Effective Time, represented shares of LCI Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of whole shares of Parent Common Stock into which such shares of LCI Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional share in accordance with Section 1.7(d) hereof. Unless and until any such outstanding certificates representing shares of LCI Capital Stock shall be so surrendered, no dividends payable to the holders of Parent Common Stock, as of any time on or after the Effective Time, will be paid to the holder of such outstanding certificates which prior to the Effective Time represented shares of LCI Capital Stock; provided, however, that, upon surrender and exchange of such outstanding certificates, there will be paid to the record holders of the certificates issued and exchanged therefor the amount, without interest thereon, of dividends and


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         other distributions, if any, that theretofore became payable with respect to the number of full shares of Parent Common Stock issued to such holders.

                  (b) After the expiration of the Escrow Period, each LCI Shareholder who held certificates (other than Dissenting Shares) that at the Effective Time represented shares of LCI Capital Stock shall be entitled to receive, in addition to the Merger Consideration received pursuant to Section 1.7(a) hereof, the proportion of the Retained Consideration to which they would have otherwise been entitled pursuant to Section 1.7(a) hereof. Each such holder of shares of LCI Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock will, upon such issuance and distribution, be paid an amount in cash in accordance with the provisions of Section 1.7(d) hereof. Until shares of Parent Common Stock comprising the Retained Consideration, if any, are issued and distributed to such holders, no dividends payable to the holders of Parent Common Stock, as of any time on or after the Effective Time, will be paid to such holder with respect to such shares; provided, however, that, upon such distribution, there will be paid to the record holders of the certificates issued and distributed therefor the amount, without interest thereon, of dividends and other distributions, if any, that theretofore became payable with respect to the number of full shares of Parent Common Stock issued and distributed to such holders.

                  (c) If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to the Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered or established to the satisfaction of the Parent or any agent designated by it that such tax has been paid or is not payable.

                  (d) No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of shares of LCI Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock will be paid an amount in cash equal to the value of such fraction of a share based on a price per share of $6.125. No interest shall be paid on such amount. All shares of LCI Common Stock held by a holder will be aggregated for the purposes of computations of the number of shares of Parent Common Stock issuable and cash in lieu of fractional shares payable hereunder.

                  (e) In the event any certificates evidencing shares of LCI Capital Stock shall have been lost, stolen or destroyed, the Parent or other exchange agent shall issue in exchange for such lost, stolen or destroyed certificate(s), upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to this Agreement; provided however, that the Parent or other exchange agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate(s) to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Parent or other exchange agent with respect to the certificate(s) alleged to have been lost, stolen or destroyed.

                  (f) The Merger Consideration payable to the LCI Shareholders will be deemed to have been paid and issued in full satisfaction of all rights of the LCI Shareholders pertaining to each of such shareholder's shares of LCI Capital Stock.


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         1.8      Dissenting Shares.

         Notwithstanding anything in this Agreement to the contrary, shares of LCI Common Stock and LCI Preferred Stock that are outstanding immediately prior to the Effective Time and are held by LCI Shareholders who, prior to the vote of the LCI Shareholders on the adoption of this Agreement, shall have filed with the Clerk of LCI a written notice of intent to demand the fair value of their shares of LCI Common Stock and LCI Preferred Stock in the manner provided in Sections 86-98 of the MBCL and who shall not have voted such shares (the "Dissenting Shares") in favor of adoption of this Agreement or otherwise withdrawn or lost their right to payment for their shares under such provisions of the MBCL, will not be converted into the right to receive the Merger Consideration, but the holders thereof will be entitled to payment of the fair value of such shares in accordance with the provisions of such provisions of the MBCL; provided, however, that if any holder of Dissenting Shares shall fail to establish such holder's entitlement to dissenters' rights as provided in such provisions of the MBCL or fails strictly to comply with any provisions of the MBCL relating to dissenters' rights, such shares shall be automatically converted into the Merger Consideration in accordance with the terms of this Agreement.

         1.9      Stock Options.

         All outstanding options, warrants or other rights to acquire LCI Capital Stock shall be exercised prior to the Effective Time and to the extent not exercised shall, at the Effective Time, become null and void and no longer exercisable.

         1.10     Articles of Incorporation.

         The articles of incorporation of MOCON Acquisition Sub as in effect immediately prior to the Effective Time will be the articles of incorporation of the Surviving Corporation until further amended in accordance with applicable law.

         1.11     Bylaws.

         The bylaws of MOCON Acquisition Sub as in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation until amended or repealed in accordance with the articles of incorporation of the Surviving Corporation and applicable law.

         1.12     Directors and Officers.

         Immediately after the Effective Time of the Merger, the directors and officers of the Surviving Corporation will be as set forth in Exhibit 1.12 attached hereto and will serve in such capacities until their respective successors are duly elected and qualified.

         1.13     Shareholder Representatives.

         By approving this Agreement and becoming a party hereto in accordance with Section 4.12 hereof, the LCI Shareholders appoint David Botten and James Dwyer (together with their permitted successors, the "Stockholder Representatives"), acting together or singly, as their true and lawful agents and attorneys-in-fact to enter into the Escrow Agreement and any agreement in connection with the transactions contemplated by this Agreement and the Escrow Agreement, to exercise all or any of the powers, authority and discretion conferred on them under any such agreement, to give and receive notices on their behalf and to be their exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by any such agreement, and, by virtue of his approval of the Agreement, each Shareholder Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact. The LCI Shareholders shall reimburse the Stockholder Representatives for all reasonable expenses incurred by them in connection with actions taken by them in their capabilities as the Stockholder Representatives. The Parent and the MOCON Acquisition Sub may rely on David Botten and James Dwyer as being the Shareholder Representatives for all purposes until the Parent and the MOCON Sub have received written notice that the LCI Shareholders have appointed substitute Shareholder Representatives.

2.       REPRESENTATIONS AND WARRANTIES OF THE PARENT.

         The Parent represents and warrants to LCI as follows:

         2.1      Organization.

         Each of the Parent and the MOCON Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Minnesota and each has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its business as it is now being conducted. MOCON Acquisition Sub is a recently-formed Minnesota corporation that has not conducted, and will not conduct prior to the Closing, any activities other than those incident to its formation and in connection with the consummation of the Merger. Each of the Parent and the MOCON Acquisition Sub is duly qualified or licensed to do business as a foreign corporation and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary and where the failure to be so qualified or licensed would not have a material adverse effect on the business, results of operations or financial condition of the Parent and its subsidiaries taken as a whole. The Parent has previously delivered to LCI or its representative, accurate and complete copies of the articles of incorporation and bylaws, as currently in effect, of each of the Parent and the MOCON Acquisition Sub.

         2.2      Authority and Validity of Agreement.

         Each of the Parent and the MOCON Acquisition Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of the Parent and the MOCON Acquisition Sub and by the Parent as the sole shareholder of the MOCON Acquisition Sub, and no other corporate proceedings on the part of the Parent or the MOCON Acquisition Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been, and the agreements required by Sections 6.8 hereof and executed and delivered by the each of the Parent and the MOCON Acquisition Sub in connection with the Closing will be, duly and validly executed and delivered by each of the Parent and the MOCON Acquisition Sub. This Agreement constitutes, and the agreements required by Sections 6.8 hereof and executed and delivered by the each of the Parent and the MOCON Acquisition Sub in connection with the Closing will constitute, the valid and binding obligations of the Parent and the MOCON Acquisition Sub, enforceable against each of them in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect which affect creditors' rights generally.

         2.3      Consents and Approvals.

         The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (a) violate any provision of the articles of incorporation or bylaws of the Parent or the MOCON Acquisition Sub;
(b) violate any statute, rule, regulation, order or decree of any public body or authority by which the Parent or any of its respective properties or assets may be bound or affected; (c) except for any applicable requirements of the Securities Act of 1933, as amended and the rules and regulations thereunder (the "1933 Act") and state securities laws, and the filing and recordation of appropriate merger documents as required by the MBCA and MBCL, require any filing with or permit, consent or approval of any public body or authority or any other person or entity; or (d) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any obligation, agreement, commitment or authorization, to which the Parent or the MOCON Acquisition Sub is a party, or by which either of them or any of their respective properties or assets may be bound or affected.

         2.4      Capitalization.

         The authorized capital stock of the Parent consists of 22,000,000 shares of Parent Common Stock and 3,000,000 shares of undesignated stock, of which there are 6,170,066 shares of Parent Common Stock issued and outstanding. The authorized capital stock of MOCON Acquisition Sub consists of 1,000 shares of MOCON Acquisition Sub Common Stock and 1,000 shares of MOCON Acquisition Sub Preferred Stock, all of which are issued and outstanding and owned by the Parent.

         2.5      Commission Reports.

         During the last 12 months the Parent has duly and timely made all required filings with the Commission under the 1933 Act and the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder, and all of the reports, forms and documents so filed complied in all material respects with all applicable requirements. The Parent has heretofore delivered to LCI accurate and complete copies of the reports, proxy statements and registration statements (the "MOCON Reports") which have been filed with the Commission during the last 12 months. None of the MOCON Reports, at the time filed, contained any untrue statements of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements and schedules of Parent contained in the MOCON Reports (or incorporated therein by reference) were prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as noted therein, and fairly present the consolidated financial condition and results of operations of Parent and its subsidiaries as of the respective dates thereof and for the periods indicated therein, subject (in the case of interim unaudited financial statements) to normal year-end audit adjustments.

         2.6      No Brokers or Finders.

         Other than the finder's fee owed to Jeffrey Ringhoffer, neither the Parent nor the MOCON Acquisition Sub has employed, engaged, or retained any broker, investment banker, agent or finder or incurred any liability for any brokerage or investment banker fees, agents' commissions or finders' fees in connection with the transactions contemplated hereby.

         2.7      Non-Contravention.

         Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (i) violate or be in conflict with any provision of the articles or certificate of incorporation or bylaws of the Parent or MOCON Acquisition Sub; (ii) be in conflict with, or constitute a default under, any note, bond, lease, mortgage, indenture, license, contract, franchise, permit, instrument or other agreement or obligation to which the Parent or MOCON Acquisition Sub is a party, or result in the creation or imposition of any mortgage, lien, security interest, encumbrance or charge of any kind, upon any property or assets of the Parent or MOCON Acquisition Sub under any contract, agreement or commitment to which the Parent or MOCON Acquisition Sub is a party; or (iii) to the Parent's knowledge, violate any law, judgment, decree, order, regulation or ordinance or other similar authoritative matters (sometimes hereinafter separately referred to as a "Law" and sometimes collectively as "Laws") of any foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority (hereinafter sometimes separately referred to as an "Authority" and sometimes collectively as "Authorities") by which the Parent or MOCON Acquisition Sub is bound or affected.

         2.8      Parent Common Stock.

         The Parent Common Stock to be issued in connection with the Merger is duly authorized and, when issued, delivered and paid for as provided in this Agreement, will be validly issued, fully paid and non-assessable and not subject to preemptive rights. Neither the Parent nor MOCON Acquisition Sub will have any contractual right and has no current intention to reacquire any of the Parent Common Stock issued in connection with the Merger.

3.       REPRESENTATIONS AND WARRANTIES OF LCI.

         LCI represents and warrants to the Parent and to the MOCON Acquisition Sub as follows:

         3.1      LCI Disclosure Schedule.

         The LCI Disclosure Schedule marked as Exhibit 3.1 hereto (the "LCI Disclosure Schedule") is divided into sections which correspond to the Sections of this Article 3. The LCI Disclosure Schedule is accurate and complete. For purposes of the LCI Disclosure Schedule, disclosure in one Section will not constitute disclosure for purposes of any other Section of this Agreement.

         3.2      Corporate Organization.

         LCI is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets. LCI has heretofore delivered to the Parent complete and correct copies of its articles or certificate of organization and bylaws, as presently in effect. Except as set forth in Section
3.2 of the LCI Disclosure Schedule, LCI is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing, except where the failure to be so qualified, licensed or in good standing in such other jurisdiction would not, individually or in the aggregate, have a material adverse effect on the business of LCI taken as a whole. LCI does not, directly or indirectly, own or control or have any capital, equity, partnership, participation or other interest in any corporation, partnership, joint venture or other business association or entity.

         3.3      Capitalization.

         The authorized capital stock of LCI consists of 200,000 shares of common stock, $.01 par value, of which 46,344 shares are issued and outstanding as of the date hereof and 55,000 shares of Series A Convertible Participating Preferred Stock, of which 21,653 shares are issued and outstanding as of the date hereof. As of the Closing, an additional 19,562 shares of common stock will be issued and outstanding as a result of the exercise of stock options. All issued and outstanding shares of capital stock of LCI are duly authorized, validly issued, fully paid and nonassessable and are without, and were not issued in violation of, any preemptive rights. All issued and outstanding shares of capital stock of LCI are owned (of record and beneficially) solely by the LCI Shareholders in the exact amounts as shown under Section 3.3 on the LCI Disclosure Schedule, and the LCI Shareholders have good and marketable title to all such issued and outstanding shares, free and clear of all liens, claims, charges, restrictions or encumbrances. Except as set forth under Section 3.3 on the LCI Disclosure Schedule: (i) there are no outstanding options, warrants, conversion privileges or other rights to purchase or acquire any shares of capital stock or other equity securities of LCI or any outstanding securities that are convertible into or exchangeable for such shares, securities or rights; and (ii) there are no contracts, commitments, understandings, arrangements or restrictions by which LCI is bound to issue or acquire any additional shares of its capital stock or other equity securities or any options, warrants, conversion privileges or other rights to purchase or acquire any capital stock or other equity securities of LCI or any securities convertible into or exchangeable for such shares, securities or rights.

         3.4      Authorization.

         LCI has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The LCI Shareholders, and each of them, have the legal capacity to enter into this Agreement and to carry out the transactions contemplated herein, including without limitation the legal capacity to authorize and appoint the Shareholder Representatives to execute, deliver and perform this Agreement and the agreements or contracts, if any, required by the terms and conditions of this Agreement. The LCI Shareholders and the Board of Directors of LCI have taken, or will have taken prior to Closing, all action required by law, the articles of organization and bylaws of LCI and otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by LCI and, upon execution and delivery of an LCI Shareholder Agreement (as defined in Section 4.12 hereof), by the LCI Shareholders, and this Agreement is the valid and binding obligation of LCI and, upon execution and delivery of an LCI Shareholder Agreement, of each LCI Shareholder, enforceable against them in accordance with its terms, subject to the affect of applicable bankruptcy, reorganization, insolvency or similar laws from time to time in effect which affect the rights of creditors generally.

         3.5      Non-Contravention.

         Except as set forth on Section 3.5 of the LCI Disclosure Schedule, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (i) violate or be in conflict with any provision of the articles of organization or bylaws of LCI;
(ii) be in conflict with, or constitute a default under, any note, bond, lease, mortgage, indenture, license, contract, franchise, permit, instrument or other agreement or obligation to which LCI or any LCI Shareholder is a party, or result in the creation or imposition of any mortgage, lien, security interest, encumbrance or charge of any kind upon any property or assets of LCI or any LCI Shareholder under any contract, agreement or commitment to which either LCI or any LCI Shareholder is a party; or (iii) to the knowledge of LCI and each of the LCI Shareholders, violate any Law by which either LCI or any of the LCI Shareholders is bound or affected.

         3.6      Consents and Approvals.

         Except as set forth on Section 3.6 of the LCI Disclosure Schedule, no consent, approval, order or authorization of or from, or registration, notification, declaration or filing with (hereinafter sometimes separately referred to as a "Consent" and sometimes collectively as "Consents") any individual, governmental or regulatory authority or other person or entity is required in connection with the execution, delivery or performance of this Agreement by LCI, or by any of the LCI Shareholders, or the consummation by LCI or any of the LCI Shareholders of the transactions contemplated herein.

         3.7      Financial Statements.

         LCI has furnished to the Parent copies of its audited balance sheets, statements of income, statements of stockholders' equity and statements of cash flows as of and for the fiscal years ended December 31, 1995, 1996 and 1997 (the "Audited Financial Statements") and the unaudited balance sheets as of September 30, 1998 (the "Latest Balance Sheet") and the related unaudited statements of income, stockholders' equity for the nine-month period then ended, all of which are attached as Exhibit 3.7 hereto (the "Financial Statements"). Except as set forth in Section 3.7 of the LCI Disclosure Schedule, the Financial Statements (which include the Latest Balance Sheet) (i) are in accordance with GAAP consistently applied as of the dates reflected therein and for all periods reflected therein, (ii) fairly present the financial position of LCI as of the respective dates thereof, and with respect to the statements of income for the periods then ended, and (iii) accurately state the various account balances as of the dates reflected therein and accurately state the changes in such account balances for the periods reflected therein. Except as set forth in Section 3.7 of the LCI Disclosure Schedule, LCI has no liability or obligation of any nature, asserted or unasserted, accrued, absolute or contingent or otherwise, and whether due or to become due, that is required to be set forth in accordance with generally accepted accounting principles that is not reflected or reserved against on the Latest Balance Sheet, except those that may have been incurred after the date of the Latest Balance Sheet in the ordinary course of business and consistent with past practices.

         3.8      Loss Contingencies; Other Non-Accrued Liabilities.

         Except as described on Section 3.8 of the LCI Disclosure Schedule, LCI does not have (i) any loss contingencies which are not required by generally accepted accounting principles to be accrued; (ii) any loss contingencies involving an unasserted claim or assessment which are not required by generally accepted accounting principles to be disclosed because the potential claimants have not manifested to LCI an awareness of a possible claim or assessment; or
(iii) any categories of known liabilities or obligations (other than non-pension post-retirement medical care, dental care, life insurance or other benefits) which are not required by generally accepted accounting principles to be accrued. For purposes of this Agreement, "loss contingency" will have the meaning accorded to it by generally accepted accounting principles.

         3.9      Investigations; Litigation.

         There are no claims, actions, suits or proceedings by any private party or by any governmental body or authority (including any nongovernmental self-regulatory agency), nor any investigations or reviews by any federal, state, local or foreign body or authority (including any nongovernmental self-regulatory agency), against or affecting LCI, that are pending or, to the knowledge of LCI, threatened, at law or in equity.

         3.10     Absence of Certain Changes.

         Except as set forth in Section 3.10 of the LCI Disclosure Schedule, except as expressly authorized by this Agreement, and except as is in the ordinary course of business and consistent with past practice, since September 30, 1998, LCI has not:

                  (a) Suffered any adverse change in its condition (financial or otherwise), working capital, assets, properties, liabilities, obligations, reserves or businesses, or experienced any event or failed to take any action which could reasonably be expected to have a material adverse effect on the business of LCI taken as a whole;

                  (b) Suffered any loss, damage, destruction or other casualty (whether or not covered by insurance) or suffered any loss of officers, employees, dealers, distributors, independent contractors, customers, or suppliers or other favorable business relationships which could reasonably be expected to have a material adverse affect on the business of LCI taken as a whole;

                  (c) Declared, set aside, made or paid any dividend or other distribution in respect of its capital stock, or purchased or redeemed any shares of its capital stock;

                  (d) Issued or sold any shares of its capital stock, or any options, warrants, conversion, exchange or other rights to purchase or acquire any such shares or any securities convertible into or exchangeable for such shares;

                  (e) Incurred any indebtedness for borrowed money;

                  (f) Mortgaged, pledged, or subjected to any material lien, lease, security interest or other charge or encumbrance any of its material properties or assets, tangible or intangible;

                  (g) Acquired or disposed of any material assets or properties;

                  (h) Forgiven or canceled any material debts or claims, or waived any material rights;

                  (i) Entered into any material transaction;

                  (j) Granted to any officer or salaried employee or any other employee any material increase in compensation in any form or made any material payments for severance or termination pay;

                  (k) Entered into any material commitment for capital expenditures for additions to plant, property or equipment; or

                  (l) Agreed, whether in writing or otherwise, to take any action described in this Section.

         3.11     Title to Property; Condition.

         Except as set forth on Schedule 3.11 of the LCI Disclosure Schedule, LCI has good and merchantable right, title and interest in and to all of the machinery, equipment, terminals, computers, vehicles, personal property and all other assets reflected in the Latest Balance Sheet and all of the assets purchased or otherwise acquired since the date of the Latest Balance Sheet for LCI (except for such assets as may have been sold or otherwise disposed of in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements), subject to no mortgage, pledge, lien or security interest of any kind or nature (whether or not of record). Except as set forth on Section 3.11 of the LCI Disclosure Schedule, the items of equipment and other personal property of LCI that are necessary to the conduct of the business of LCI are in good operating condition and repair and fit for the intended purpose thereof, ordinary wear and tear excepted, and no material maintenance, replacement or repair has been deferred or neglected. LCI owns no real property. Section 3.11 of LCI Disclosure Schedule sets forth a list of all leased real property and includes the name of the lessor, the monthly rent amount, the duration (including renewal options) and includes a copy of each of the leases related thereto.

         3.12     Inventories.

         Except as set forth on Section 3.12 of the LCI Disclosure Schedule, all inventory of LCI reflected in the Latest Balance Sheet consists of a quality and quantity usable and salable in the ordinary course of business, and the present quantities of all inventory of LCI are reasonable in the present circumstances of the business of LCI as currently conducted, except for items of obsolete, overstocked or below standard quality, all of which are immaterial to the overall financial condition of LCI taken as a whole and which have been fully reserved for on the Latest Balance Sheet.

         3.13        Receivables and Payables.

         Except as set forth on Section 3.13 of the LCI Disclosure Schedule,
(i) LCI has good right, title and interest in and to all its accounts receivable, notes receivable and other receivables reflected in the Latest Balance Sheet and those acquired and generated since the date of the Latest Balance Sheet for LCI included in the Financial Statements (except for those paid since such date); (ii) none of such receivables is subject to any mortgage, pledge, lien or security interest of any kind or nature (whether or not of record); (iii) except to the extent of applicable reserves shown in the Latest Balance Sheet included in the Financial Statements, all of the receivables owing to LCI constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and LCI has not received any written or oral claims or refusals to pay, or granted any rights of set-off, against any thereof; and (iv) to the knowledge of LCI, there is no reason why any receivable will not be collected in accordance with its terms, other than for such receivables which are not in excess of the reserves established therefor and reflected in the most recent balance sheet for LCI included in the Financial Statements. Included in the LCI Disclosure Schedule under Section 3.13 is a schedule of the aging of accounts receivable of LCI (by monthly integrals) as of September 30, 1998 prepared in accordance with generally accepted accounting procedures consistently applied.

         3.14     Tax Returns.

         For the purposes of this Agreement, the term "Taxes" means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real or personal property, windfall profits, customs, duties or other taxes, fees, assessments, charges or levies of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes. In addition, the term "Tax Returns" means all returns, declarations, reports, statements and other documents required to be filed with any Authority in respect of Taxes, and the term "Tax Return" means any one of the foregoing Tax Returns. To the knowledge of LCI, except as set forth on Section 3.14 of the LCI Disclosure Schedule:

                  (a) Filing of Tax Returns. All Tax Returns required to be filed on or prior to the date hereof by LCI with respect to Taxes of LCI have been properly completed and duly filed on a timely basis and in correct form. As of the time of filing, the foregoing Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of LCI or any other information required to be shown thereon. There is no material omission, deficiency, error, misstatement or misrepresentation, whether innocent, intentional or fraudulent, in any Tax Return filed by LCI for any period. Any Tax Returns filed after the date hereof, but on or before the Closing Date, will conform with the provisions of this
         Section 3.14(a).

                  (b) Payment of Taxes. With respect to all amounts of Taxes imposed upon LCI, or for which LCI is or could be liable, whether to taxing Authorities (as, for example, under Law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable Tax Laws and agreements have been or will be fully complied with, and all such amounts of Taxes required to be paid by LCI to taxing Authorities or others on or before the date hereof have been duly paid or will be paid on or before the Closing Date; the reserves for all such Taxes reflected in the Latest Balance Sheet are adequate and there are no liens for such Taxes upon any property or assets of LCI, except for liens that relate to current taxes and assessments not yet due and payable or where LCI is contesting such Taxes in good faith. LCI has withheld and remitted all amounts required to be withheld and remitted by it in respect of Taxes. Except as set forth in Section 3.14(b) of the LCI Disclosure Schedule, no Shareholder of LCI has, since the Latest Balance Sheet, received any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any LCI's capital stock or equity interest to pay Taxes.

                  (c) Audits and Extensions. Except as set forth in Section 3.14(c) of the LCI Disclosure Schedule, neither the federal Tax Returns of LCI nor any state or local or foreign Tax Return of LCI have been examined by the Internal Revenue Service or any similar state or local or foreign Authority and, except to the extent shown therein, all deficiencies asserted as a result of such examinations have been paid or finally settled and no issue has been raised by the Internal Revenue Service or any similar state or local or foreign Authority in any such examination which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. Except as set forth in the LCI Disclosure Schedule, all deficiencies and assessments of Taxes of LCI resulting from an examination of any Tax Returns by any Authority have been paid and there are no pending examinations currently being made by any Authority nor has there been any written or oral notification to LCI of any intention to make an examination of any Taxes by any Authority. Except as set forth in Section 3.14(c) of the LCI Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return for any period.

                  (d) Independent Contractors and Employees. For purposes of computing Taxes and the filing of Tax Returns, LCI have not failed to treat as "employees" any individual providing services to LCI who would be classified as an "employee" under the applicable rules or regulations of any Authority with respect to such classification.

         3.15     Insurance.

         Section 3.15 of the LCI Disclosure Schedule contains an accurate and complete list of all policies of fire and other casualty, general liability, theft, life, workers' compensation, health, directors and officers liability, business interruption and other forms of insurance owned or held by LCI, specifying the insurer, the policy number, the term of the coverage and, in the case of any "claims made" coverage, the same information as to predecessor policies for the previous five years. All present policies are in full force and effect and all premiums that are due as of the date hereof and as of the Closing Date with respect thereto have been paid. LCI has not been denied any form of insurance and no policy of insurance has been revoked or rescinded during the past three years, except as described under Section 3.15 on the LCI Disclosure Schedule.

         3.16     Benefit Plans.

                  (a) Section 3.16 of the LCI Disclosure Schedule lists each "employee pension benefit plan" within the meaning of Section 3(2) of ERISA that LCI or any other "person," within the meaning of Section 7701(a)(1) of the Code, that together with LCI is considered a single employer pursuant to Sections 414(b), (c), (m) or (o) of the Code or Sections 3(5) or 4001(b)(1) of ERISA (a "LCI Affiliated Organization") sponsors, maintains, contributes to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, direct or indirect, absolute or contingent ("LCI Pension Plan"). Neither LCI nor any LCI Affiliated Organization has or could have any liability of any nature, whether known or unknown, direct or indirect, or absolute or contingent, arising directly or indirectly under Title IV of ERISA. No LCI Pension Plan is subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA. Except as set forth in Section 3.16 of the LCI Disclosure Schedule: (i) each LCI Pension Plan has been operated in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Law and (ii) each LCI Pension Plan operated as plan intended to qualify under the provisions of Section 401(a) of the Code satisfies in all material respects in form and operation the requirements of Section 401(a) and all other sections of the Code incorporated therein.

                  (b) Schedule 3.16 of the LCI Disclosure Schedule lists each "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA that LCI or any LCI Affiliated Organization sponsors, maintains, contributes to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, direct or indirect, or absolute or contingent ("LCI Welfare Plan"). Except as set forth in
         Section 3.16 of the LCI Disclosure Schedule: (i) benefits under each Welfare Plan are fully insured by an insurance company unrelated to LCI or any LCI Affiliated Organization and no insurance contract requires or permits retroactive increase in premiums or payments due thereunder;
         (ii) each LCI Welfare Plan has been operated in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Law; or (iii) no Welfare Plan is a "multiple employer welfare arrangement" within the meaning of Section 3(40) or ERISA. No LCI Welfare Plan is a "multiemployer plan". Neither LCI nor any LCI Affiliated Organization maintains, contributes to or has any material liability of any nature, whether known or unknown, direct or indirect, or absolute or contingent, with respect to medical, health, life or other welfare benefits for present or future terminated employees or their spouses or dependents other than as required by Part 6 of Subtitle B of Title I of ERISA or any comparable state law.

                  (c) Schedule 3.16 of the LCI Disclosure Schedule lists each bonus plan, incentive plan, stock plan or any other current or deferred compensation (other than current salary or wages paid in the form of cash), separation, retention, severance, paid time off or similar agreement, arrangement or policy, or any individual employment or consulting or personal service agreement, other than a LCI Pension Plan or LCI Welfare Plan to which LCI or any LCI Affiliated Organization is a party or that LCI or any LCI Affiliated Organization maintains, contributes to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, direct or indirect, or absolute or contingent ("LCI Compensation Plans"). Except as set forth on Schedule 3.16 of the LCI Disclosure Schedule, each LCI Compensation Plan has been operated in all material respects in accordance with its terms and in compliance with the applicable provisions of all applicable Law.

                  (d) There are no facts or circumstances which could, directly or indirectly, subject LCI or any LCI Affiliated Organization to any excise tax or other liability under Chapters 43, 46 or 47 of Subtitle D of the Code, penalty tax or other liability under Chapter 68 of Subtitle F of the Code or civil penalty, damages or other liabilities arising under Section 502 of ERISA.

                  (e) Full payment has been made of all amounts which LCI or any LCI Affiliated Organization are required, under applicable Law, the terms of any LCI Pension Plan, LCI Welfare Plan or LCI Compensation Plan, or any agreement relating to any LCI Pension Plan or LCI Welfare Plan or LCI Compensation Plan, to have paid as a contribution, premium or other remittance thereto or benefit thereunder. LCI and each LCI Affiliated Organization have made adequate provisions for reserves or accruals in accordance with generally accepted accounting principles to meet contribution, benefit or funding obligations arising under applicable Law or the terms of any LCI Pension Plan or LCI Welfare Plan or LCI Compensation Plan or related agreement.

                  (f) LCI and each LCI Affiliated Organization have timely complied in all material respects with all reporting and disclosure obligations with respect to the LCI Pension Plans, LCI Welfare Plans and LCI Compensation Plans imposed by Title I of ERISA or other applicable Law.

                  (g) There are no pending or, to the knowledge of the Principal Shareholders and LCI, threatened audits, investigations, claims, suits, grievances or other proceedings, and, to the knowledge of LCI, there are no facts that could give rise thereto, involving, directly or indirectly, any LCI Pension Plan, LCI Welfare Plan or LCI Compensation Plan, or any rights or benefits thereunder, other than the ordinary and usual claims for benefits by participants, dependents or beneficiaries.

                  (h) The transactions contemplated herein do not result in the acceleration of accrual, vesting, funding or payment of any contribution or benefit under any LCI Pension Plan, LCI Welfare Plan or LCI Compensation Plan. No payment made or to be made to any individual pursuant to any agreement with LCI or any LCI Affiliated Organization could reasonably be expected individually or collectively (and assuming that any contingencies or conditions occur in a manner that maximizes payment) to give rise to an "excess parachute payment" within the meaning of Section 280G of the Code.

                  (i) To the knowledge of LCI, no action or omission of LCI or any director, officer, employee, or agent thereof in any way restricts, impairs or prohibits Parent, or LCI or any successor from amending, merging, or terminating any LCI Pension Plan, LCI Welfare Plan or LCI Compensation Plan in accordance with the express terms of any such plan and applicable law.

                  (j) Section 3.16(j) on the LCI Disclosure Schedule lists and LCI has delivered to the Parent true and complete copies of (i) all LCI Pension, LCI Welfare and LCI Compensation Plans and related trust agreements or other agreements or contracts evidencing any funding vehicle with respect thereto, (ii) the three most recent annual reports on Treasury Form 5500, including all schedules and attachments thereto, with respect to any Plan for which such a report is required, (iii) the form of summary plan description, including any summary of material modifications thereto or other modifications communicated to participants, currently in effect with respect to each LCI Pension Plan, LCI Welfare Plan or LCI Compensation Plan, (iv) the most recent determination letter with respect to each LCI Pension Plan intended to qualify under Section 401(a) of the Code and the full and complete application therefor submitted to the Internal Revenue Service and (v) all professional opinions, material internal memoranda, material correspondence with regulatory authorities and administrative policies, manuals, interpretations and the like with respect to each LCI Pension Plan, LCI Welfare Plan and LCI Compensation Plan.

         3.17     Bank Accounts; Powers of Attorney.

         Section 3.17 of the LCI Disclosure Schedule sets forth: (i) the names of all financial institutions, investment banking and brokerage houses, and other similar institutions at which LCI maintains accounts, deposits, safe deposit boxes of any nature, and the names of all persons authorized to draw thereon or make withdrawals therefrom and a description of such accounts; (ii) the names of all persons or entities holding general or special powers of attorney from LCI and copies thereof.

         3.18     Contracts and Commitments; No Default.

                  (a) Except as set forth on Section 3.18(a) of the LCI Disclosure Schedule, LCI:

                           (i) does not have any written or oral contract,
                  commitment, agreement or arrangement with any person which (1) requires payments individually in excess of $10,000 annually or in excess of $20,000 over its term (including without limitation periods covered by any option to extend or renew by either party) and (2) is not terminable on thirty (30) days' or less notice without cost or other liability;

                           (ii) does not pay any person or entity cash
                  remuneration at the annual rate (including without limitation guaranteed bonuses) of more than $10,000 for services rendered as a consultant;

                           (iii) is not restricted by agreement from carrying on
                  its business or any part thereof in any geographical area or from competing in any line of business with any person or entity;

                           (iv) is not subject to any obligation or requirement
                  to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity;

                           (v) is not party to any agreement, contract,
                  commitment or loan requiring payments in excess of $20,000 over its term and not terminable by LCI on thirty (30) days' or less notice without cost or liability to which any of its directors, officers or any of the LCI Shareholders or any "affiliate" or "associate" (as defined in Rule 405 as promulgated under the Securities Act of 1933) thereof is a party;

                           (vi) is not subject to any contract, commitment,
                  agreement or arrangement with any "disqualified individual" (as defined in Section 280G(c) of the Code) which contains any severance or termination pay liabilities which would result in a disallowance of the deduction for any "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) under
                  Section 280G of the Code; and

                           (vii) does not have any distributorship, dealer,
                  manufacturer's representative, franchise or similar sales contract relating to the payment of a commission by LCI.

                  (b) True and complete copies (or summaries, in the case of oral items) of all items disclosed pursuant to Section 3.18(a) have been made available to Parent and its counsel for review. Except as set forth under Section 3.18(b) on the LCI Disclosure Schedule, to the knowledge of LCI, all such items are valid and enforceable by and against LCI in accordance with their respective terms; LCI is not in breach, violation or default, in any material respect, in the performance of any of its obligations thereunder, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute a breach, violation or default, in any material respect, thereunder or thereof; and, to the knowledge of LCI, no other parties thereto are in breach, violation or default, in any material respect, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default in any material respect thereunder or thereof.

         3.19     Orders, Commitments and Returns.

         Except as set forth on Section 3.19 of the LCI Disclosure Schedule and except as are not material to the business of LCI, all accepted and unfulfilled orders for the sale of products and the performance of services entered into by LCI and all outstanding contracts or commitments for the purchase of supplies, materials and services by or from LCI were made in bona fide transactions in the ordinary course of business. Except as set forth on Section 3.19 of the LCI Disclosure Schedule, to the knowledge of LCI, there are no claims against LCI to return products by reason of alleged over-shipments, defective products or otherwise, or of products in the hands of customers, retailers or distributors under an understanding that such products would be returnable.

         3.20     Labor Matters.

         Section 3.20 of the LCI Disclosure Schedule sets forth a list of all employees and includes their position, wage and salary information and years of service with LCI for each person. Except as set forth on Section 3.20 of the LCI Disclosure Schedule and except as are not material to the business of LCI: (i) to the knowledge of LCI, LCI is and has at all times been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against LCI pending or, to the knowledge of LCI, threatened before the National Labor Relations Board or any other comparable government authority; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of LCI, threatened against or directly affecting LCI; (iv) no collective bargaining agreement is binding and in force against LCI or currently being negotiated by LCI; (v) LCI is not delinquent in payments to any person for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them or amounts required to be reimbursed to such persons; and (vi) within the 12 month period prior to the date hereof there has not been any expression of intention to LCI by any officer or key employee to terminate such employment.

         3.21     Dealers and Suppliers.

         Except as set forth on Section 3.21 of the LCI Disclosure Schedule, there has not been in the 12 month period prior to the date hereof any material adverse change in the business relationship of LCI with any dealer of or supplier to LCI.

         3.22     Licenses and Other Operating Rights.

         To the knowledge of LCI, LCI has all material licenses, permits, approvals and other governmental authorizations necessary to own its properties and assets and to carry on its business as presently being conducted (individually and collectively, the "License(s)"). All such Licenses are listed under Section 3.22 on the LCI Disclosure Schedule and, except as set forth therein, LCI has complied in all material respects with the provisions of each License. Each such License is valid and in full force and effect. Except as set forth on Section 3.22 of the LCI Disclosure Schedule, the continuation, validity and effectiveness of each such License will in no way be affected by the consummation of the transactions contemplated by this Agreement. To the knowledge of LCI, LCI has not breached any material provision of, nor is in default in any material respect under the terms of, any such License and no action or proceeding looking to or contemplating the revocation or suspension of any such License is pending or threatened.

         3.23     Compliance with Law.

         Except as set forth on Section 3.23 of the LCI Disclosure Schedule, and without limiting the scope of any other representations or warranties contained in this Agreement, but without intending to expand the scope of such other representations and warranties, to the knowledge of LCI, the assets, properties, business and operations of LCI are and have been in compliance in all material respects when taken as a whole with all laws applicable to the ownership and conduct of their assets, properties, business and operations.

3.24     Intellectual Property Rights.

         LCI owns the industrial and intellectual property rights, including without limitation the patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, computer programs and other computer software, inventions, know-how, trade secrets, technology, proprietary processes and formulae (collectively, "Intellectual Property Rights") described on Section 3.24 of the LCI Disclosure Schedule. Except as set forth on Section 3.24 of the LCI Disclosure Schedule, the use of all Intellectual Property Rights required for the conduct of the businesses of LCI as presently conducted does not and will not infringe or violate the intellectual property rights of any person or entity. Except as described on Section 3.24 of the LCI Disclosure Schedule, LCI does not own or use any Intellectual Property Rights pursuant to any written license agreement or has not granted any person or entity any rights, pursuant to a written license agreement or otherwise, to use the Intellectual Property Rights.

         3.25     Hazardous Substances and Hazardous Wastes.

                  (a) Except as set forth on Section 3.25 of the LCI Disclosure
         Schedule:

                  (b) To LCI's knowledge, there is not now, nor has there ever been, any disposal, release or threatened release of Hazardous Materials (as defined below) on, from or under properties now or ever owned or leased by or to LCI (the "Properties"). There has not been generated by or on behalf of LCI any Hazardous Material. To LCI's knowledge, no Hazardous Material has been disposed of or allowed to be disposed of on or off any of the Properties during the period that LCI owned or leased the property which may give rise to a clean-up responsibility, personal injury liability or property damage claim against LCI or LCI being named a potentially responsible party for any such clean-up costs, personal injuries or property damage or create any cause of action by any third party against LCI. For purposes of this subsection, the terms "disposal," "release," and "threatened release" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the term "Hazardous Material" means any hazardous or toxic substance, material or waste or pollutants, contaminants or asbestos containing material which is or becomes regulated by any Authority in any jurisdiction in which any of the Properties is located. The term "Hazardous Material" includes without limitation any material or substance which is (i) defined as a "hazardous waste" or a "hazardous substance" under applicable Law, (ii) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act, (iii) defined as a "hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, or (iv) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

                  (c) To LCI's knowledge, none of the Properties is (or, with respect to past Properties and Properties of former subsidiaries, was at the time of disposition) in violation of any Law (with respect to past Properties and Properties of former subsidiaries, Laws in effect at the time of disposition) relating to industrial hygiene or to the environmental conditions on, under or about such Properties, including without limitation soil and ground water condition and there are (or at the time of disposition were) no underground tanks or related piping, conduits or related structures. During the period that LCI owned or leased the Properties, neither LCI nor, to LCI's knowledge, any third party used, generated, manufactured or stored on, under or about such Properties or transported to or from such Properties any Hazardous Materials and there has been no litigation brought or threatened against LCI or any settlements reached by LCI with any third party or third parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such Properties.

         3.26     SBIR Grants.

         Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) cause LCI or the Surviving Corporation to be ineligible to receive research and development funding from any federal government agency pursuant to the Small Business Innovation Development Act of 1982, as amended by the Small Business Innovation Research Program Reauthorization Act of 1992, and the rules and regulations thereunder (an "SBIR Program"), (ii) result in the termination, discontinuation or revocation of funding expected to be received by LCI through any SBIR Program or prevent such funding from inuring to the benefit of the Surviving Corporation, or (iii) require any Consents to permit the Surviving Corporation to assume the rights and obligations of LCI with respect to any SBIR Program.

         3.27     Brokers.

         Neither LCI nor any of its directors, officers or employees has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby.

         3.28     Accuracy of Information.

         After diligent review, no representation or warranty by LCI in this Agreement (including the Schedules hereto) contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading as of the date of the representation or warranty.

4.       COVENANTS.

         4.1      LCI'S Agreements as to Specified Matters.

         Except as specifically set forth on the LCI Disclosure Schedule, and except in the ordinary course of business and consistent with past practice, and except as may be expressly authorized by this Agreement or otherwise agreed in writing by Parent, from the date hereof until the Closing, LCI will not:

                  (a) Amend its articles or certificate of incorporation or bylaws;

                  (b) Borrow or agree to borrow any funds;

                  (c) Incur, assume, suffer or become subject to, whether directly or by way of guarantee or otherwise, any claims, obligations, liabilities or loss contingencies which, individually or in the aggregate, are material to the conduct of the businesses of LCI and its Subsidiaries or have or would have a material adverse effect on the financial condition of LCI and its Subsidiaries;

                  (d) Pay, discharge or satisfy any claims, liabilities or obligations;

                  (e) Permit or allow any of its properties or assets material to the operation of its businesses to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except liens that relate to current taxes and assessments not yet due and payable or that are being contested in good faith;

                  (f) Write down the value of any inventory or write off as uncollectable any notes or accounts receivable or any trade accounts or trade notes;

                  (g) Cancel or amend any debts, waive any claims or rights or sell, transfer or otherwise dispose of any properties or assets, other than for such debts, claims, rights, properties or assets which, individually or in the aggregate, are not material to the conduct of its businesses;

                  (h) License, sell, transfer, pledge, modify, disclose, dispose of or permit to lapse any right to the use of any intellectual property rights other than for such intellectual property rights which, individually or in the aggregate, are not material to the conduct of its businesses;

                  (i) Terminate, enter into, adopt, institute or otherwise become subject to or amend in any material respect any collective bargaining agreement or employment or similar agreement or arrangement with any of its directors, officers or employees; (B) terminate, enter into, adopt, institute or otherwise become subject to or amend in any material respect any Compensation Plan; (C) contribute, set aside for contribution or authorize the contribution of any amounts for any such Compensation Plan except as required (and not discretionary) by the terms of such Compensation Plan; or (D) grant or become obligated to grant any general increase in the compensation of any directors, officers or employees (including without limitation any such increase pursuant to any Compensation Plan);

                  (j) Make or enter into any commitment for capital expenditures for additions to property, plant or equipment individually in excess of $5,000.00;

                  (k) Declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock or other securities (including without limitation distributions in redemption or liquidation) or redeem, purchase or otherwise acquire any shares of its capital stock or other securities; (B) issue, grant or sell any shares of its capital stock or equity securities of any class, or any options, warrants, conversion or other rights to purchase or acquire any such shares or equity securities or any securities convertible into or exchangeable for such shares or equity securities, except issuance of LCI Common Stock pursuant to the exercise of stock options outstanding on the date hereof; (C) become a party to any merger, exchange, reorganization, recapitalization, liquidation, dissolution or other similar corporate transaction; or (D) organize any new subsidiary, acquire any capital stock or other equity securities or other ownership interest in, or assets of, any person or entity or otherwise make any investment by purchase of stock or securities, contributions to capital, property transfer or purchase of any properties or assets of any person or entity;

                  (l) Pay, lend or advance any amounts to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any director, officer, employee or shareholder;

                  (m) Terminate, enter into or amend in any material respect any item identified in Section 3.19 of the LCI Disclosure Schedule, or take any action or omit to take any action which will cause a breach, violation or default (however defined) under any such item; or

                  (n) Agree, whether in writing or otherwise, to take any action described in this Section.

         4.2      Conduct of LCI's Business.

         LCI will maintain its assets and properties and carry on its businesses and operations only in ordinary course in substantially the same manner as planned and previously operated; and LCI will use and the Principal Shareholders will cause it to use its best efforts to preserve intact its business organizations, existing business relationships (including without limitation its relationships with officers, employees, dealers, distributors, independent contractors, customers and suppliers), goodwill and going concern value.

         4.3      No Solicitation of Alternate Transaction.

         From the execution of this Agreement until the Closing Date or earlier termination of this Agreement, LCI will not, and will use its best efforts to ensure that LCI's directors, officers and employees, independent contractors, consultants, counsel, accountants, investment advisors and other representatives and agents will not, directly or indirectly, solicit, initiate or encourage discussions or negotiations with, provide any nonpublic information to, or enter into any agreement with, any third party concerning (or concerning the business of LCI and its Subsidiaries in connection with) any tender offer (including a self tender offer), exchange offer, merger, consolidation, sale of substantial assets or of a significant amount of assets, sale of securities, acquisition of beneficial ownership of or the right to vote securities representing more than five percent (5%) of the total voting power of LCI, liquidation, dissolution or similar transactions involving LCI or any division of LCI. LCI will promptly inform Parent of any such acquisition proposals, including the terms thereof and the identity of the person or entity making such offer.

         4.4      Full Access to Parent.

         From the execution of this Agreement until the Closing Date or earlier termination of this Agreement, LCI will afford to Parent and its directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents free and full access to the facilities, properties, books and records of LCI and its Subsidiaries in order that Parent may have full opportunity to make such investigations as it desires to make of the affairs of LCI; provided, however, that any such investigation will be conducted in such a manner as not to interfere unreasonably with business operations; and LCI and its Subsidiaries will furnish such additional financial and operating data and other information as Parent, from time to time, reasonably requests, including without limitation access to the working papers of their independent certified public accountants; and, provided, further, that any such investigation will not affect or otherwise diminish or obviate in any respect any of the representations and warranties of LCI herein.

         4.5      Confidentiality.

         The parties hereto will not use, or permit the use of, any of the information relating to any other party hereto furnished to it in connection with the transactions contemplated herein ("Information") in a manner or for a purpose detrimental to such other party or otherwise than in connection with the transaction, and that they will not disclose, divulge, provide or make accessible (collectively, "Disclose"), or permit the Disclosure of, any of the Information to any person or entity, other than their responsible directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such party's regular counsel, by other requirements of Law, unless the disclosing party first obtains the prior written consent of the other parties hereto. The term "Information" as used herein will not include any information relating to a party which the party disclosing such information can show: (i) to have been in its possession prior to its receipt from another party hereto; (ii) to be now or to later become generally available to the public through no fault of the disclosing party;
(iii) to have been available to the public at the time of its receipt by the disclosing party; (iv) to have been received separately by the disclosing party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the disclosing party without regard to any information received in connection with this transaction. The parties hereto also will promptly return to the party from whom originally received all original and duplicate copies of written materials containing Information should the transactions contemplated herein not occur. This Section
4.5 survives Closing and any termination of this Agreement.

         4.6      Consummation; Consents; Removal of Objections.

         Subject to the terms and conditions herein provided, each of the parties hereto will use its good faith reasonable efforts to take or cause to be taken such actions and do or cause to be done such things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation; (i) obtaining all Consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein; (ii) the removal or satisfaction, if possible, of any objections to the validity or legality of the transactions contemplated herein; and (iii) the satisfaction of the conditions to consummation of the transactions contemplated hereby. Notwithstanding the foregoing, LCI's refusal to provide economic incentives to induce, or to commence litigation to compel, any of the foregoing will not be deemed a failure of LCI to use its good faith reasonable efforts.

         4.7      Further Assurances; Cooperation; Notification.

                  (a) Each party hereto will, before, at and after the Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement.

                  (b) At all times from the date hereof until the Closing, each party will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the conditions specified in Article 5 and
         Article 6 hereof.

         4.8      Supplements to LCI Disclosure Schedule.

         Prior to the Closing, LCI will supplement or amend the LCI Disclosure Schedule with respect to any event or development which is necessary to correct any information on the LCI Disclosure Schedule or in any representation and warranty of LCI which has been rendered inaccurate by reason of such event or development. No such supplement or amendment will be deemed to cure any inaccuracy in any representation and warranty of LCI for purposes of Section 5.1 hereof. If, however the Closing occurs, all such supplements or amendments will cure for all purposes any inaccuracy in any representation and warranty of LCI which would have existed without such amendment or supplement.

         4.9      Public Announcements.

         None of the parties hereto will make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other parties, which consent will not be unreasonably withheld or delayed; provided, however, that any of the parties hereto may at any time make any announcements which are required by applicable Law so long as the party so required to make an announcement promptly upon learning of such requirement notifies the other parties of such requirement and discusses with the other parties in good faith the exact proposed wording of any such announcement.

         4.10     Restrictive Legend.

         Each of the LCI Shareholders consents to the placing of the following legend on the certificate or certificates for shares of Parent Common Stock to be issued to each such LCI Shareholder in connection with the Merger:

         THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS AND MAY BE SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED ONLY IF A REGISTRATION STATEMENT WITH RESPECT TO SUCH TRANSACTION IS IN EFFECT PURSUANT TO THE PROVISIONS OF SUCH LAWS OR IF, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER, AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS IS AVAILABLE.

         THE CORPORATION WILL FURNISH TO ANY SHAREHOLDER UPON REQUEST AND WITHOUT CHARGE, A FULL STATEMENT OF THE DESIGNATIONS, PREFERENCES, LIMITATIONS, AND RELATIVE RIGHTS OF THE SHARES OF EACH CLASS OR SERIES AUTHORIZED TO BE ISSUED, SO FAR AS THEY HAVE BEEN DETERMINED, AND THE AUTHORITY OF THE BOARD TO DETERMINE THE RELATIVE RIGHTS AND PREFERENCES OF SUBSEQUENT CLASSES OR SERIES.

         4.11     Maintenance of and Access to Books and Records.

         For three (3) years after the Closing, the Parent will cause the Surviving Corporation to maintain all of the financial, accounting, tax and other books and records of LCI with respect to any period prior to the Closing and to cooperate with and provide LCI and its former shareholders, officers and directors and their authorized representatives reasonable access to any and all of such records during normal business hours.

         4.12     LCI Shareholder Agreements.

         LCI shall obtain from each of the LCI Shareholders and deliver to the Parent, prior to the Closing, an executed copy of the Agreement and Acknowledgment in the form attached hereto as Exhibit 4.12 (the "LCI Shareholder Agreement"). Pursuant to this LCI Shareholder Agreement, each LCI

Shareholder will agree and acknowledge as to certain matters, including the following: (a) such LCI Shareholder has approved the Agreement and will, as of the Closing, become a party to this Agreement as if an original party hereto and will be fully bound by all of the terms and conditions hereto; (b) to such LCI Shareholder's knowledge, the representations and warranties of LCI contained in the Agreement are true and correct; (c) such LCI Shareholder, severally and not jointly, agrees to indemnify the Parent in the manner and pursuant to the terms and conditions contained in Article 8 hereof; (d) such LCI Shareholder is acquiring the Stock Consideration with investment intent and not with a view to public distribution and has received and carefully reviewed the MOCON Reports; and (e) any outstanding options, warrants or other rights to purchase LCI Capital Stock that have not been exercised at the Effective Time will become null and void at the Effective Time and will no longer be exercisable.

         4.13     Amendments to Change in Control/Employment Agreements.

         LCI shall amend the change in control agreements entered into with each of James Dwyer, Robert Latham and James Willis to provide (i) that such persons shall not be entitled to payment under such agreements in the event that their employment with the Company is terminated by such individual voluntarily or is terminated by the Company for cause and (ii) that the Parent shall assume the obligations under such agreements. LCI shall amend the employment agreement entered into with David Botten to provide for the same changes as in the preceding sentence with respect to the change in control payments provided by such employment agreement and to terminate the remaining provisions of such employment agreement. Such amendments to the change in control and employment agreements shall be effective as of the Closing.

5.       CONDITIONS TO OBLIGATION OF PARENT AND MOCON ACQUISITION SUB.

         Notwithstanding any other provision of this Agreement to the contrary, the obligation of Parent and MOCON Acquisition Sub to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing of each of the following conditions:

         5.1      Representations and Warranties True.

         The representations and warranties of LCI in this Agreement, including without limitation in the LCI Disclosure Schedule initially delivered to Parent as Exhibit 3.1 hereto (without giving effect to all supplements and amendments delivered to Parent pursuant to Section 4.8 hereof) and the LCI Shareholder Agreement, will be in all material respects true, complete and accurate as of the date when made and at and as of the Closing as though such representations and warranties were made at and as of such time, except for changes specifically permitted or contemplated by this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct in all material respects at the Closing with respect to such date or period.

         5.2      Performance.

         Each of LCI and the LCI Shareholders will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by LCI and the LCI Shareholders on or prior to the Closing.

         5.3      Required Approvals and Consents.

                  (a) All action required by law and otherwise to be taken by the Board of Directors of LCI and the LCI Shareholders to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken.

                  (b) All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, and all Consents of or from all persons and entities other than Authorities that are identified under Section 3.6 of the LCI Disclosure Schedule will have been delivered, made or obtained, and Parent will have received copies thereof. Without limiting the foregoing, LCI shall have received the consent from the Massachusetts Institute of Technology ("MIT") (i) to the assignment of the License Agreement, dated August 16, 1990, as amended, between MIT and LCI and to the extension of the term of such License Agreement for the full term of the patents and (ii) to the assignment of the License Agreement, dated November 12, 1998, between MIT and LCI.

         5.4      Adverse Changes.

         No material adverse change will have occurred in the business of LCI.

         5.5      No Proceeding or Litigation.

         No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would individually or in the aggregate otherwise have a material adverse effect on the conduct of the businesses of LCI.

         5.6      Opinion of Counsel for LCI.

         The Parent will have received an opinion of Bingham Dana LLP, counsel for LCI, dated the Closing Date, substantially in the form and substance set forth as Exhibit 5.6 hereto.

         5.7      Legislation.

         No Law will have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

         5.8      Acceptance by Counsel to the Parent.

         The form and substance of all legal matters contemplated hereby and of all papers delivered hereunder will be reasonably acceptable to Oppenheimer Wolff & Donnelly LLP, counsel to the Parent.

         5.9      Certificates.

         The Parent will have received such certificates of LCI officers and of each of the LCI Shareholders, in a form and substance reasonably satisfactory to the Parent, dated the Closing Date, to evidence compliance with the conditions set forth in this Article 5 and such other matters as may be reasonably requested by the Parent.

         5.10     Employment and Non-Competition Agreements.

         All employees of LCI will have executed and delivered to the Parent the employment and non-competition agreements in the form of agreement included as
Exhibit 5.10 hereto.

         5.11     LCI Shareholder Agreements.

         Each LCI Shareholder will have executed and delivered to the Parent an LCI Shareholder Agreement.

         5.12     Escrow Agreement.

         The Parent, MOCON Acquisition Sub, LCI and the Shareholder Representatives will have executed and delivered the Escrow Agreement.

         5.13     Amendments to Change in Control/Employment Agreements.

         LCI and David Botten, James Dwyer, Robert Latham and James Willis will have executed and delivered the amendments referred to in Section 4.13 hereof.

6.       CONDITIONS TO THE OBLIGATION OF LCI AND THE LCI SHAREHOLDERS.

         Notwithstanding anything in this Agreement to the contrary, the obligation of LCI and the LCI Shareholders to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing of each of the following conditions:

         6.1      Representations and Warranties True.

         The representations and warranties of the Parent contained in this Agreement will be in all material respects true, complete and accurate as of the date when made and at and as of the Closing, as though such representations and warranties were made at and as of such time, except for changes permitted or contemplated in this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct in all material respects at the Closing with respect to such date or period.

         6.2      Performance.

         The Parent will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Parent at or prior to the Closing.

         6.3      Required Approvals and Consents.

                  (a) All action required to be taken by the Parent to authorize the execution, delivery and performance of this Agreement by the Parent and the consummation of the transactions contemplated hereby will have been duly and validly taken.

                  (b) All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, and all Consents of or from all persons and entities other than

         Authorities that are identified under Section 6.3(b) on the Parent's Disclosure Schedule will have been delivered, made or obtained, and LCI will have received copies thereof.

         6.4      No Proceeding or Litigation.

         No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would individually or in the aggregate otherwise have a material adverse effect on the conduct of the business of the Parent.

         6.5      Certificates.

         The Parent will have furnished LCI with such certificates of the Parent officers, in a form and substance reasonably acceptable to LCI, dated the Closing Date, to evidence compliance with the conditions set forth in this
Article 6 and such other matters as may be reasonably requested by LCI.

         6.6      Opinions of Parent Counsel.

         The Parent will have delivered to LCI a legal opinion from Oppenheimer Wolff & Donnelly LLP, counsel to the Parent, dated the Closing Date, in the form and substance set forth as Exhibit 6.6 hereto.

         6.7      Acceptance by Counsel to LCI.

         The form and substance of all legal matters contemplated hereby and of all papers delivered hereunder will be reasonably acceptable to Bingham Dana LLP, counsel to LCI.

         6.8      Employment and Non-Competition Agreements.

         The Parent and all of the employees of LCI will have executed and delivered the employment and non-competition agreements in the form of agreement included as Exhibit 5.11 hereto.

         6.9      Adverse Changes.

         No material adverse change will have occurred in the business of the Parent since the date hereof.

         6.10     Legislation.

         No Law will have been enacted which prohibits, restricts or delays the consummation of the transaction contemplated hereby or any of the conditions to the consummation of such transaction.

         6.11     Escrow Agreement.

         The Parent, MOCON Acquisition Sub, LCI and the Shareholder Representatives will have executed and delivered the Escrow Agreement.

         6.12     Amendments to Change in Control/Employment Agreements.

         LCI and David Botten, James Dwyer, Robert Latham and James Willis will have executed and delivered the amendments referred to in Section 4.13 hereof.

         6.13     Grants of Options to Purchase Parent Common Stock.

         In consideration for executing and delivering the employment and non-competition agreements in the form of agreement included as Exhibit 5.11 hereto, the Parent will have granted, effective as of the Closing, options to purchase Parent Common Stock in the amounts and to the individuals set forth on
Exhibit 6.13 hereto.

7.       TERMINATION AND ABANDONMENT.

         7.1      Methods of Termination.

         This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time notwithstanding approval thereof by the LCI Shareholders, but not later than the Closing:

                  (a) By mutual written consent of the Parent, MOCON Acquisition Sub and LCI; or

                  (b) By the Parent and the MOCON Acquisition Sub on or after December 15, 1998, if any of the conditions provided for in Article 5 has not been satisfied or waived in writing by the Parent prior to such date; or

                  (c) By LCI on or after December 15, 1998, if any of the conditions provided for in Article 6 have not been satisfied or waived in writing by LCI prior to such date; or

                  (d) By the Parent and the MOCON Acquisition Sub, or by LCI, if the Closing has not occurred on or before December 31, 1998.

         7.2      Procedure Upon Termination.

         In the event of termination and abandonment pursuant to Section 7.1(a) hereof, written notice thereof will forthwith be given to the other party or parties, and the provisions of this Agreement (except to the extent provided in Section 9.1 hereof) will terminate, and the transactions contemplated herein will be abandoned, without further action by any party hereto. If this Agreement is terminated as provided herein: (i) each party will, upon request, redeliver all documents, work papers and other material of any other party (and all copies thereof) relating to the transactions contemplated herein, whether so obtained before or after the execution hereof, to the party furnishing the same; (ii) the confidentiality obligations of Section 4.5 hereof will continue to be applicable; and (iii) except as provided in this Section 7.2, no party will have any liability for a breach of any representation, warranty, agreement, covenant or other provision of this Agreement, unless such breach was due to a willful or bad faith action or omission of such party or any representative, agent, employee or independent contractor thereof.

8.       SURVIVAL AND INDEMNIFICATION.

         8.1      Survival.

         All representations and warranties of the parties contained in this Agreement shall survive the Closing, regardless of any investigation made by the parties, for a period ending on the second anniversary of the date hereof, except that (a) the representations and warranties set forth in Section 2.8, 3.3 and 3.11 hereof shall survive forever; and (b) the representations and warranties set forth in Sections 3.4, 3.14, 3.16 and 3.20 hereof shall survive until the expiration of the applicable statutes of limitation plus 60 days. The covenants and agreements contained herein shall survive the Closing forever unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for a period of two years following the expiration of such specified term and shall thereupon expire.

         8.2      Indemnification by the Parent.

         The Parent agrees to indemnify LCI and its shareholders, officers, directors and agents from and against any and all loss, liability or damage suffered or incurred by it including any and all costs and expenses, including without limitation reasonable legal fees and expenses, in connection with (i) any untrue representation of, or breach of warranty by, the Parent in this Agreement, and (ii) any nonfulfillment of any covenant, agreement or undertaking of the Parent in any part of this Agreement which by its terms is to remain in effect after the Closing and has not been specifically waived in writing at the Closing by the party or parties hereof entitled to the benefits thereof.

         8.3      Indemnification by the LCI Shareholders.

         Each of the LCI Shareholders, severally but not jointly, agrees to indemnify the Parent and its directors, officers, employees and agents from and against any and all loss, liability or damage suffered or incurred by it including any and all costs and expenses, including without limitation reasonable legal fees and expenses in connection with, (i) any untrue representation of or breach of warranty by LCI in this Agreement or any LCI Shareholder in the LCI Shareholder Agreement, and (ii) any nonfulfillment of any covenant, agreement or undertaking of LCI in this Agreement or any LCI Shareholder in the LCI Shareholder Agreement, which by its terms is to remain in effect after the Closing and has not been specifically waived in writing at the Closing by the party or parties hereto entitled to the benefits thereof.

         8.4      Limitation on Indemnification.

         The aggregate indemnification obligations under this Article 8 of the Parent on the one hand and the LCI Shareholders on the other hand will be limited to $2,000,000 (the "Indemnification Cap"). The indemnification obligations of each LCI Shareholder will be limited based on their pro rata portion of the Indemnification Cap, calculated based on the proportion that the Merger Consideration payable to each such LCI Shareholder (with shares of Parent Common Stock having a value of $6.125 for this purpose) bears to the total Merger Consideration payable to all LCI Shareholders; provided, however, that the indemnification obligations of the LCI Shareholders resulting from breaches of the representations and warranties contained in Section 3.14 hereof shall be reduced by (and shall not include) any and all actual net tax refunds or reductions in taxes payable by the Indemnified Party, giving effect to the time value of money, solely as a result of the circumstances giving rise to such indemnification obligations.

         8.5      Claims for Indemnification.

                  (a) General. The parties intend that all indemnification claims be made as promptly as practicable by the party seeking indemnification (the "Indemnified Party"). Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim, and the facts constituting the basis for such claim. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party except to the extent the Indemnifying Party demonstrates that the defense of such action is directly and materially prejudiced thereby. The Parent shall have the right to set-off any indemnification claims as against amounts it owes, now or in the future, to the LCI Shareholders, including without limitation the Retained Consideration, pursuant to the terms of this Agreement or any ancillary agreement, if any, entered into between the Parent and any LCI Shareholder.

                  (b) Claims by Third Parties. With respect to claims made by third parties, the Indemnifying Party shall be entitled to assume control of the defense of such action or claim with counsel reasonably satisfactory to the Indemnified Party; provided, however, that:

                           (i) the Indemnified Party shall be entitled to
                  participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim;

                           (ii) no Indemnifying Party shall consent to the entry
                  of any judgment or enter into any settlement (A) that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such claim, or (B) if, pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement could materially interfere with the business, operations or assets of the Indemnified Party; and

                           (iii) if the Indemnifying Party does not assume
                  control of the defense of such claim in accordance with the foregoing provisions within 10 days after receipt of notice of the claim, the Indemnified Party shall have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefore in accordance with this Article 8.

                  (c) Indemnification As Sole Remedy. The indemnification in this Section 8 shall be the exclusive legal remedy of any of the parties for any action, suit or proceeding at law by any party based on or arising out of any misrepresentation or breach of any representation, warranty, covenant or agreement made by the other party; provided, however, that nothing in this Section 8.5(c) shall be deemed to prohibit or limit (i) any party's right to seek injunctive or equitable relief for the failure of another party to perform any covenant, agreement or undertaking required to be performed by such party, or (ii) any claims based on or arising out of fraud or willful misconduct by such other party.

9.       MISCELLANEOUS PROVISIONS.

         9.1      Expenses.

         Each of the parties hereto will bear its own costs, fees and expenses in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including without limitation fees, commissions and expenses payable to brokers, finders, investment bankers, consultants, exchange or transfer agents, attorneys, accountants and other professionals, whether or not the transactions contemplated herein is consummated, and in particular, LCI will pay all fees and expenses payable to Bingham Dana LLP; and the Parent will pay the fees and expenses of Oppenheimer Wolff & Donnelly LLP.

         9.2      Amendment and Modification.

         Subject to applicable Law, this Agreement may be amended or modified by the parties hereto at any time prior to the Closing with respect to any of the terms contained herein; provided, however, that all such amendments and modifications must be in writing duly executed by all of the parties hereto.

         9.3      Waiver of Compliance; Consents.

         Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent will be given in writing in the same manner as for waivers of compliance.

         9.4      No Third Party Beneficiaries.

         Nothing in this Agreement will entitle any person or entity (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

         9.5      Notices.

         All notices, requests, demands and other communications required or permitted hereunder will be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (iii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment:

                  If to either LCI or the LCI Shareholders:

                                To:   Lab Connections, Inc.
                                      201 Forest Street
                                      Marlborough, MA 01752
                                      Attention: David Botten, President

                                With a copy to:

                                      Bingham Dana LLP
                                      150 Federal Street
                                      Boston, MA 02110
                                      Attention: Victor J. Paci, Esq.


or to such other person or address as either LCI or the LCI Shareholders will furnish to the other parties hereto in writing in accordance with this Section.

                  If to the Parent or the MOCON Acquisition Sub:

                                To:   Modern Controls, Inc.
                                      7500 Boone Avenue North
                                      Minneapolis, MN  55428
                                      Attn: Ronald A. Meyer
                                            Chief Financial Officer
                                      Fax: 612-493-6358

                                With a copy to:

                                      Oppenheimer Wolff & Donnelly LLP
                                      10 Almaden Boulevard
                                      Suite 600
                                      San Jose, California 95113
                                      Attn: Thomas C. Thomas, Esq.
                                      Fax: 408-795-3100

or to such other person or address as either the Parent or the MOCON Acquisition Sub will furnish to the other parties hereto in writing in accordance with this
Section 9.5.

         9.6      Assignment.

         This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties; provided, however, that Parent may assign this Agreement upon notice to LCI, in whole or in any part, and from time to time, to a wholly-owned, direct or indirect, subsidiary of the Parent, if the Parent remains bound hereby.

         9.7      Governing Law.

         This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the internal substantive laws of the State of Minnesota (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.

         9.8      Counterparts.

         This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         9.9      Headings.

         The table of contents and the headings of the sections and Sections of this Agreement are inserted for convenience only and will not constitute a part hereof.

         9.10     Entire Agreement.

         The Disclosure Schedules and the exhibits and other writings referred to in this Agreement and in the Disclosure Schedules or any such exhibit or other writing are part of this Agreement, together with this Agreement they embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as "this Agreement" or the "Agreement". There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior and contemporaneous oral and written agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement. Provisions of this Agreement will be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement; provided, however, that if any such provision will become invalid or unenforceable under applicable Law such provision will be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement will continue in full force and effect.

         9.11     Injunctive Relief.

         It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by any other party of its covenants and agreements in Sections 4.3 and 4.5 hereof. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the other and that, in addition to any other remedies which may be available, such party will be entitled to injunctive relief against the threatened breach of Sections 4.3 and
4.5 hereof or the continuation of any such breach without the necessity of proving actual damages and may seek to specifically enforce the terms thereof.

         9.12     Arbitration.

         With the sole exception of the injunctive relief contemplated by
Section 9.11 hereof, any controversy or claim arising out of or relating to this Agreement, or the making, performance or interpretation hereof, including without limitation alleged fraudulent inducement hereof, will be settled by binding arbitration in Minneapolis, Minnesota by a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon any arbitration award may be entered in any court having jurisdiction thereof and the parties consent to the jurisdiction of the courts of the State of Minnesota for this purpose.

         9.13     Attorneys Fees.

         If any arbitration, litigation or similar proceedings are brought by any party to enforce any obligation or to pursue any remedy under this Agreement, the party prevailing in any such arbitration, litigation or similar proceedings will be entitled to costs of collection, if any, and reasonable attorneys fees incurred in connection with such proceedings and in collecting or enforcing any award granted therein.

         9.14     Knowledge of LCI.

         Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of LCI, such phrase will include the actual present knowledge of Robert Latham, James Dwyer, James Willis and David Botten and any other officers and directors of LCI.

10.      REGISTRATION RIGHTS.

         10.1     Registration.

                  (a) If the Parent at any time proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Forms S-4, S-8 or another form not available for registering the Parent Common Stock for sale to the public), each such time it shall give written notice to the Shareholder Representatives of its intention so to do and shall give such notice not later than 20 days prior to the filing of any such registration statement. Upon the written request of any LCI Shareholder, received by the Parent within 10 days after the giving of any such notice by the Parent, to register any of the Parent Common Stock held by such LCI Shareholder that was issued as Stock Consideration, the Parent shall use its best efforts to cause such Parent Common Stock as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Parent, all to the extent requisite to permit the sale or other disposition by such LCI Shareholder (in accordance with its written request) of such Parent Common Stock so registered ("Piggy-Back Registration Rights"). The foregoing provisions notwithstanding, (i) the Parent may withdraw any registration statement referred to herein without thereby incurring any liability to the LCI Shareholders; (ii) the inclusion of shares of Parent Common Stock under such Piggy-Back Registration Rights is subject to the cut-back provisions of sections 10.1(b) hereof; and
         (iii) the Piggy-Back Registration Rights shall terminate one year following the Closing. The registration rights provided herein may not be assigned or transferred.


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


                  (b) If, in connection with a registration that involves an underwriting, the representative(s) of the underwriters advises the Parent in writing that marketing factors require a limitation on the number of securities to be included in such underwriting, the amount of Parent Common Stock to be offered shall be reduced (or eliminated entirely) to the extent necessary to reduce the total number of shares to be included in such offering to the amount recommended by such representative(s) of the underwriters, provided that any such deductions shall be made in the following priorities (within the categories set forth below, the reductions shall be pro rata in relation to the number of shares of Parent Common Stock to be registered, unless other rights exist among such persons):

                  First, the number of shares of Parent Common Stock requested to be registered for the account of holders whose rights to have their shares of Parent Common Stock registered are subordinate to the holders requesting Piggy-Back Registration shall be reduced or eliminated as required;

                  Second, the number of shares of Parent Common Stock requested to be registered by the holders requesting Piggy-Back Registration and any holders of Parent Common Stock whose rights are pari passu with the registration rights of the holders requesting Piggy-Back Registration shall be reduced or eliminated as required;

                  Third, the number of shares of Parent Common Stock to be registered by the holders of registration rights having priority over the registration rights of the holders requesting Piggy-Back Registration shall be reduced or eliminated as required;

                  Fourth, the number of shares of Parent Common Stock requested to be registered for the account of any person requesting the demand registration that triggered the applicable registration, if any, shall be reduced or eliminated as required; and

                  Last, the number of shares of Parent Common Stock intended to be registered by the Parent for its own account shall be reduced as required.

                  (c) If any registration pursuant to this Article 10 shall be underwritten in whole or in part, the Parent shall so advise the LCI Shareholders in writing. The right of any LCI Shareholders to include shares of Parent Common Stock in any underwritten registration pursuant to this Article 10 shall be conditioned upon such LCI Shareholder's participation in such underwriting and the inclusion of such LCI Shareholder's shares in the underwriting. All LCI Shareholders proposing to distribute their shares through such underwriting (together with the Parent and any other selling shareholders) shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected.

                  (d) In connection with each registration hereunder, the LCI Shareholders shall furnish to the Parent in writing such information with respect to itself and the proposed distribution by it as reasonably shall be necessary in order to assure compliance with the Securities Act and other applicable federal and state securities laws. In addition, each LCI Shareholder agrees that, following the effective date of a Piggy-Back Registration, for the period of time and to the extent reasonably requested by the Parent or the representative(s) of any underwriters, such LCI Shareholder shall not sell, offer to sell, contract to sell (including,


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


         without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of any securities of the Parent held by it, directly or indirectly, except securities covered by the registration statement and transfers to donees who agree to be similarly bound.

         10.2     Registration Expenses.

         All expenses incurred by the Parent in complying with Section 10.1 hereof, including without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Parent and independent public accountants for the Parent, fees and expenses, including counsel fees, incurred in connection with complying with state securities or "blue sky" laws, fees of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars and costs of insurance are called "Registration Expenses." All underwriting discounts and selling commissions applicable to the sale of Parent Common Stock, are called "Selling Expenses." The Parent shall pay all Registration Expenses in connection with each registration statement relating to such Piggy-Back Registration Rights, provided that the participating sellers shall pay the fees and expenses of their own counsel or accountants. All Selling Expenses in connection with each registration statement under Section 10.1 hereof shall be borne by the participating sellers with respect to the number of shares sold by each.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


MODERN CONTROLS, INC.


By:                                      By:
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Its:                                     Its:
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MOCON ACQUISITION CORPORATION


By:                                      By:
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Its:                                     Its:
    ----------------------------------       ----------------------------------

LAB CONNECTIONS, INC.


By:                                      By:
    ----------------------------------       ----------------------------------

Its:                                     Its:
    ----------------------------------       ----------------------------------


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